March 2012 Pricing Sheet dated March 30, 2012 relating to Preliminary Pricing Supplement No. 132 dated March 29, 2011 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities and Commodities

Jump Securities Based on the Performance of a Hybrid Basket due December 31, 2012
PHLX Oil Service SectorSM Index + Market VectorsSM Gold Miners Exchange-Traded Fund + Corn

PRICING TERMS – MARCH 30, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per Security
Stated principal amount:	$1,000 per Security
Pricing date:	March 30, 2012
Original issue date:	April 4, 2012 (3 business days after the pricing date)
Maturity date:	December 31, 2012
Aggregate principal amount:	$2,415,000
Basket component	Bloomberg ticker symbol	Weighting	Multiplier	Initial value
PHLX Oil Service SectorSM Index	OSX	33.333%	0.139960531	238.16
Market VectorsSM Gold Miners ETF	GDX	33.333%	0.672443010	$49.57
Corn	C1	33.333%	0.050890076	655.00¢
Payment at maturity:	•	If the final basket value is greater than the initial basket value, $1,000 + upside payment, where, upside payment = $147.50 (14.75% of the stated principal amount)
	•	If the final basket value is equal to or less than the initial basket value, $1,000 × basket performance factor, where basket performance factor = final basket value / initial basket value
This amount may be substantially less than the stated principal amount of $1,000 and could be zero.
Upside payment:
Where the final basket value is greater than the initial basket value, the appreciation potential of the securities is limited to the fixed upside payment of $147.50 per security (14.75% of the stated principal amount)

Initial basket value	100
Final basket value:	The sum of the products of the final basket component value for each basket component and the multiplier for such basket component.
Basket performance factor:	final basket value / initial basket value
Initial Basket Component Value:
PHLX Oil Service SectorSM Index:  the index closing value of the PHLX Oil Service SectorSM Index on the pricing date

Market VectorsSM Gold Miners ETF:  the share closing price of the Market VectorsSM Gold Miners ETF shares on the pricing date

Corn:  due to a market disruption event on the pricing date, the commodity price of corn on April 2, 2012, one trading day after the pricing date.
See “Basket—Initial value” above.

Final Basket Component Value:
PHLX Oil Service SectorSM Index:  the index closing value of the PHLX Oil Service SectorSM Index on the valuation date

Market VectorsSM Gold Miners ETF:  the share closing price of the Market VectorsSM Gold Miners ETF shares on the valuation date times the adjustment factor for the Market

VectorsSM Gold Miners ETF shares on such date
Corn: the commodity price of corn on the valuation date

Commodity Price:
For any trading day, the official settlement price per bushel (as stated in U.S. cents).  For a full description, please see “Description of Securities—Commodity price” on PS-20 of the accompanying preliminary terms.

Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the Market VectorsSM Gold Miners Exchange-Traded Fund shares
Valuation date:	December 26, 2012, subject to adjustment for market disruption events in respect of the applicable basket component
Interest:	None
CUSIP:	617482H98
ISIN:	US617482H981
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$15	$985
Total	$2,415,000	$36,225	$2,378,775
(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $15 for each security they sell.  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 132 dated March 29, 2012
Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.